Exhibit 99.1
1800 N Route Z
Columbia, MO 65202
(800) 338-9585
NASDAQ: AOUT

Contact:
Liz Sharp, VP, Investor Relations
lsharp@aob.com
(573) 303-4620

American Outdoor Brands Appoints
Kevin D. Leary to Board of Directors
COLUMBIA, Mo., August 6, 2026 – American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT), an innovation company that provides product solutions for outdoor enthusiasts, today announced that Kevin D. Leary has been appointed to its Board of Directors, effective August 4, 2026. Mr. Leary will serve as an independent director and has been appointed to the Board’s Compensation Committee and Nominations and Corporate Governance Committee.
Mr. Leary is Chief Executive Officer of Hallador Investment Advisors, an SEC-registered investment advisor and family office focused on long-term value creation, where he is responsible for overall firm strategy, capital allocation, and oversight of a diversified portfolio of public and private investments.
"We are pleased to welcome Kevin to the American Outdoor Brands Board," said Barry Monheit, Chairman of the Board. "Kevin brings deep experience in investment management, capital allocation, corporate finance, and governance, along with the perspective of a longstanding large shareholder and avid outdoor enthusiast. As we continue to advance our strategy – investing in innovation, growing our portfolio of brands, pursuing disciplined M&A opportunities, and maintaining a strong balance sheet – I believe his insights and experience will strengthen our Board and management team as we continue creating long-term value for our shareholders."
Mr. Leary has been with Hallador Investment Advisors since 2015 and has served as its Chief Executive Officer since 2021. He previously served as the firm’s President and, before that, as Chief Financial Officer, Chief Compliance Officer, and Investment Analyst. Throughout his career, he has advised public and private companies on corporate strategy, executive compensation, and governance matters. Mr. Leary currently serves as Chairman of the Board of Directors of Tahoe Forest Products, a private forest products company, and as a director of

Exhibit 99.1
1800 N Route Z
Columbia, MO 65202
(800) 338-9585
NASDAQ: AOUT

EarLens Corporation, a private medical technology company, where he chairs the Compensation Committee and serves on the Audit Committee. He previously served as a director of Empower Semiconductor until its sale to Analog Devices in July 2026 and as a director of Navitas Semiconductor prior to its initial public offering. Earlier in his career, Mr. Leary held positions with Grant Thornton LLP and Spitfire Capital LLC.
About American Outdoor Brands, Inc.
American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an innovation company that provides product solutions for outdoor enthusiasts, including hunting, fishing, camping, shooting, meat processing, outdoor cooking, and personal security and personal defense products. The Company produces innovative, high-quality products under brands including BOG®; BUBBA®; Caldwell®; Crimson Trace®; Frankford Arsenal®; Grilla®; Hooyman®; Imperial®; LaserLyte®; Lockdown®; MEAT! Your Maker®; Old Timer®; Schrade®; Tipton®; Uncle Henry®; and Wheeler®. For more information about all the brands and products from American Outdoor Brands, Inc., visit aob.com.